November 28, 2000

Karen H. Sabath, Secretary
BlackRock North American Government Income Trust Inc.
c/o BlackRock Financial Management, Inc.
345 Park Avenue
New York, NY 10154

Dear Karen:

Last year, our proposal to open-end BlackRock North American Government Income Trust (the "Trust") was approved by a vote of approximately 11.1 million to 7.3 million votes. Despite this overwhelming mandate by the stockholders, the Trust's board of directors did not implement it and the Trust's shares continue to trade at a double-digit discount. Therefore, unless the board agrees to implement an open-ending proposal next year if a majority of the votes cast approve it we intend to nominate and elect directors who will commit to do what the shareholders want. Based on the strong support expressed by shareholders for open-ending, we think that we would almost certainly prevail in a proxy contest. We are hopeful that the board will realize that and not impose any unnecessary costs on shareholders to pursue a futile proxy contest.

We have beneficially owned shares of BlackRock North
American Government Income Trust Inc. (the "Trust") valued at more than $2,000 for more than one year, and we expect to continue ownership through the date of the Trust's next annual meeting. Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 we are submitting the following shareholder proposal and supporting statement for inclusion in the Trust's proxy statement for the next annual meeting of stockholders or any earlier meeting.

RESOLVED: It is requested that the Trust shall be converted to an open-end fund.

Supporting Statement

The Trust's shares have long traded at a double-digit discount to net asset value ("NAV"). In addition, the Trust has had poor long-term performance despite generally favorable market conditions. The Trust's objective is to provide high monthly income consistent with the preservation of capital. Neither objective has been achieved. Since its inception eight years ago, shareholders have seen the market value of their shares plummet from $15 per share to less than $10 while the annual distributions have dwindled from $1.20 to $0.84 per share.

On November 24, 2000, The Trust's stock price was $9.63 while the NAV was $10.90. If it was an open-end fund your shares would have been worth about $1.27 more per share than they actually were. Open-ending will permanently eliminate any discount so that you will be able to redeem your shares at NAV at any time. On the other hand, if the Trust remains a closed-end fund, there is nothing to prevent the discount from expanding to 20% or more. That's why in its September 4, 2000 issue, Forbes called open-ending "the best thing that can happen" to a discounted closed-end fund.

Open-ending means a higher stock price for every shareholder. Think about it this way. If somebody offered to buy your shares of the Trust at NAV today, would you like that? Of course you would! Well, if the Trust open-ends, you can sell your shares at NAV at any time.

Shareholders have suffered too long with poor performance and a wide discount. Continuing to tolerate a double-digit discount indefinitely is simply unacceptable. Shareholders have not benefited from the closed-end structure and the increase in shareholder value that would result from open-ending the Trust is undeniable.

If you would rather own shares that are worth $10.90 instead of $9.63 you should vote FOR this proposal. It is that simple.

Sincerely yours,


Phillip Goldstein
Portfolio Manager